Exhibit 23.1

CONSENT OF QUALIFIED PERSON

Ladies and Gentlemen:

The undersigned hereby consents to:

(1) the public filing of the technical report titled “2024 Updated NI43-101 Mineral Resource Estimate for the Whistler Project” (the “Technical Report”) with an effective date of September 12, 2024, issued by U.S. GoldMining Inc. and by GoldMining Inc., and to any extracts from, or a summary of, the Technical Report and any news releases relating to that report;

(2) the use of, and all references to, my name or status as an expert or “qualified person” (as defined in by NI 43-101) included or incorporated by reference in the base shelf prospectus of GoldMining Inc. dated November 23, 2023 (the "Base Shelf"), or in the Registration Statement on Form S-3 (File No. 333-279435) of U.S. GoldMining Inc. (the "Registration Statement"); and

(3) any extracts from, or summary of, the Technical Report, and any news releases related to such report included or incorporated by reference in the Registration Statement or Base Shelf, as applicable, and the use of any information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by the me, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Registration Statement or Base Shelf, as applicable.

I certify that I have read the news releases of each of U.S. GoldMining Inc. and of GoldMining Inc., each dated October 8, 2024, and the Technical Report being filed by U.S. GoldMining Inc. and by GoldMining Inc. and that they fairly and accurately represent the information in the sections of the Technical Report for which I am responsible.

Dated: November 20, 2024

“signed and sealed”

By:
Sue Bird, P.Eng.
Moose Mountain Technical Services